Exhibit 99.1

TransAtlantic Petroleum Announces Operational Update, Conversion of its West Molla License, Appointment of New Auditors and the Continuation of its Marketing Process

Hamilton, Bermuda (July 6, 2018) – TransAtlantic Petroleum Ltd. (TSX: TNP) (NYSE American: TAT) (the “Company” or “TransAtlantic”) today provided an operational update, announced the conversion of its West Molla block from an exploration license to a production license, announced the appointment of new external auditors, and provided an update that its marketing process is ongoing.

Operational Update

Total production for the second quarter of 2018 was approximately 2,777 barrels of oil equivalent per day (“BOEPD”). The Company’s current average seven-day net production rate is approximately 3,082 BOEPD, comprised of approximately 2,984 barrels of oil per day (“BOPD”) and approximately 585 thousand cubic feet per day (“MCFPD”) of natural gas. The increase in production is primarily due to workovers and new well completions in Southeast Turkey, which commenced in January 2018.

In January 2018, the Company commenced a planned drilling program in Southeast Turkey. In the Selmo field, commercial production of 68 BOPD was established in the Company’s Selmo-81H2 well following its vertical completion. In the Molla area, the Company’s Yeniev-1 well was drilled to a total depth of 10,306 feet. The Company’s initial log analysis indicates prospective pay in the Bedinan, Hazro and Mardin zones for this well. Completion operations are currently ongoing. The first zone tested in the Bedinan was perforated on June 26, 2018. This well tested at a flowing oil rate of approximately 700 BOPD and is currently flowing approximately 390 BOPD at 16/64 choke size to temporary production facilities.

The Company continues testing at its Cavuslu well following the discovery of hydrocarbons in the lower Bedinan formation and in the Dadas shale. The well has produced a cumulative 184 barrels of oil from the Dadas shale.  The Company intends to test two additional zones in this well. Following this testing, we expect to begin long term production in one or more of the tested zones.

Drilling in the Bahar-8 well is ongoing, with the intermediate section being cased.  Drilling will continue through the Bedinan zone. Following this well, the Company intends to move the rig to its Bahar-10 well location.

The Company expects to spud its Karli-1 well, a gas exploration well in the Thrace Basin, in the third or fourth quarter of 2018.

The Company expects to commence rework operations on the Devenci R-1 well in Bulgaria in the third quarter of 2018.

West Molla License Conversion

On June 12, 2018, the Company was awarded a production license for the M44-b2-1 block, which covers 37,700 acres continuous to our acreage in West Molla in Southeast Turkey. This license includes the Company’s Catak, Pinar, and Yeniev wells.

Appointment of External Auditors

As described in the Company’s June 13, 2018 Current Report on Form 8-K, on June 12, 2018, PMB Helin Donovan, LLP (“PMB Helin”) notified the Company that, because of reasons unrelated to the Company, PMB Helin decided that it will no longer provide audit services to public companies, including the Company, and would no longer seek re-appointment as the Company’s independent registered public accounting firm for the year ending December 31, 2018. Accordingly, PMB Helin resigned as the Company’s independent registered public accounting firm effective June 12, 2018. On June 22, 2018, the Audit Committee of the Company’s Board of Directors approved the appointment of RBSM LLP (“RBSM”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2018. The Company does not anticipate that the change in auditors will materially affect its ability to comply with its public reporting requirements.

Strategic Alternatives and Marketing Process Remains Ongoing

The Company’s previously announced strategic alternatives process is ongoing and the Special Committee of the Board of Directors continues to work with its advisors and interested parties. The Company will provide a further update at the appropriate time.

About TransAtlantic

The Company is an international oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and natural gas. The Company holds interests in developed and undeveloped properties in Turkey and Bulgaria.

(NO STOCK EXCHANGE, SECURITIES COMMISSION, OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements concerning the marketing of the Company, the Company’s ability to comply with public reporting requirements, the Company’s drilling program, the evaluation of the Company’s prospects in Turkey and Bulgaria, the drilling, completion, and cost of wells, the production and sale of oil and natural gas, as well as other expectations, plans, goals, objectives, assumptions, and information about future events, conditions, results of operations, and performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates, and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include, but are not limited to, access to sufficient capital; market prices for natural gas, natural gas liquids, and oil products; estimates of reserves and economic assumptions; the ability to produce and transport natural gas, natural gas liquids, and oil products; the results of exploration and development drilling and related activities; economic conditions in the countries and provinces in which the Company carries on business, especially economic slowdowns; actions by governmental authorities; receipt of required approvals; increases in taxes; legislative and regulatory initiatives relating to fracture stimulation activities; changes in environmental and other regulations; renegotiations of contracts; political uncertainty, including actions by insurgent groups or other conflict; outcomes of litigation; the negotiation and closing of material contracts; and other risks described in the Company’s filings with the SEC.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events, or otherwise, unless so required by applicable securities laws.

Note on BOE

Barrels of oil equivalent, or BOE, are derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet of natural gas (“MCF”) to one stock tank barrel, or 42 U.S. gallons liquid volume (“BBL”), of oil. A BOE conversion ratio of six MCF to one BBL is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. BOE may be misleading, particularly if used in isolation.

Contacts:

Chad D. Burkhardt

Vice President, General Counsel and Corporate Secretary

(214) 265-4705

TransAtlantic Petroleum Ltd.

16803 Dallas Parkway

Addison, Texas 75001

http://www.transatlanticpetroleum.com

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